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                                                                 EXHIBIT 99a

                                                                 PRESS RELEASE

BEAVERTON, Ore.--(BUSINESS WIRE)--Dec. 20, 1996--

For Immediate Release:  December 20, 1996

             IMS TO PROVIDE CUSTOM-CONFIGURED ADVANCED TEST STATION TO
                           CADENCE DESIGN SERVICES.

        IMS TEST STATION WILL EXPAND CADENCE DESIGN SERVICES CAPABILITIES
                  IN THE DESIGN AND TEST OF COMPLEX IC DEVICES.

Beaverton, Oregon --December 20, 1996-- Integrated Measurement Systems, Inc. (NASDAQ: IMSC) today announced the sale, valued at over one million dollars, of an Advanced Test Station to the Cadence Design Services Group (NYSE: CDN). To meet Cadence's diverse testing needs, the IMS Advanced Test Station is specially configured to test a wide variety of digital, analog and mixed-signal devices.

First Service-Oriented Sale.
The sale is IMS' first service-oriented sale and marks a higher level of cooperation between the two companies in the design services area. Designed to support a growing list of client companies developing leading edge ICs, use of the IMS Test Station by Cadence builds upon and expands each companies' expertise in providing design and test services.

Device Testing From Design To Failure Analysis.
The high-speed, high-performance IMS Advanced Test Station will offer a flexible range of test capabilities: From design debug and validation of first-silicon prototypes to characterization of first production devices and failure analysis.

Broad Range of Applications.
The IMS Advanced Test Station provides Cadence with a wide range of application flexibility, including data and telecommunications, DSPs, microprocessors and microcontrollers, multimedia, audio and video, converters and filters. The initial device planned for testing will be a fiber channel transceiver for datacommunications.

Cadence Diversifying Engineering Services.
Cadence offers a range of IC and system design services both at the customer's own site, and through its innovative Design Factory(sm) network. The new IMS Advanced Test Station provides Cadence with the capability to test complex, leading-edge device designs, bringing these products to market faster and more cost-effectively.

IMS Offers Totally Integrated System Solution.
The IMS Advanced Test Station is a totally integrated system solution, combining IMS' latest digital and mixed-signal testing hardware with a suite of tightly integrated test software tools. The Test Station offers frequency ranges from DC to 10 Ghz and is equipped with 192 digital channels and 64 analog channels with the capability to test across the full range of IC development.


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About IMS.
Integrated Measurement Systems, Inc. (IMSC), is the recognized leader in Engineering Test Stations and Virtual Test Software, providing cost-effective solutions to reduce the time required to test and verify complex electronic circuits. For the past three years, IMS has been rated #1 in VLSI's 10 BEST


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Customer Satisfaction Survey of Test and Material Handling Equipment
Companies. IMS is listed on the NASDAQ National Market under the symbol IMSC. For more information, contact IMS at 9525 S.W. Gemini Drive, Beaverton, Oregon 97008. Telephone: (503) 626-7117 or (800) 879-7117 or visit our Web site at www.ims.com.

About Cadence Design Services
Cadence design and consulting services -- a powerful pairing of unequaled expertise with the EDA industry's latest technology -- gives customers a distinct competitive edge by improving time to market, quality and productivity.

About Cadence Design Systems, Inc.
Cadence provides comprehensive services and technology for the product development requirements of the world's leading electronics companies. Cadence is the largest supplier of software tools and professional services used to accelerate and manage the design of semiconductors, computer systems, networking and telecommunications equipment, consumer electronics, and a variety of other electronic-based products. With more than 3,000 employees and annual sales in excess of a half-billion dollars, Cadence has sales offices and research facilities around the world. The company is headquartered in San Jose, Calif. and traded on the New York Stock Exchange under the symbol CDN. More information about the company and its products and services may be obtained from the World Wide Web at http://www.cadence.com.